Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:	Chris Holloway
December 4, 2008		Nordstrom, Inc.
(206) 303-3290

	MEDIA CONTACT:	Brooke White
Nordstrom, Inc.
(206) 373-3030
NORDSTROM REPORTS NOVEMBER SALES
     SEATTLE, Wash. (December 4, 2008) – Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $707 million for the four-week period ended November 29, 2008, a decrease of 12.1 percent compared with sales of $805 million for the four-week period ended December 1, 2007. Same-store sales for November decreased 15.9 percent compared with the same period in 2007.
     Preliminary year-to-date sales of $6.68 billion decreased 6.2 percent compared with sales of $7.12 billion for the same period in 2007. Year-to-date same-store sales decreased 8.6 percent compared with the same period in 2007.
     Due to the timing of the Thanksgiving holiday, our results for November 2008 were negatively impacted due to one less week of holiday shopping compared with November 2007.
Sales Recording
     To hear Nordstrom’s pre-recorded November sales message, please dial 800-891-8250 or 402-220-6036. This recording will be available for one week.
NOVEMBER SALES RESULTS
(unaudited; $ in millions)

	Total Sales			Same-store Sales[2]
			Percent
	Fiscal	Fiscal	Increase/		Full-line	Rack
	2008	2007[1]	(Decrease)	Total	Stores	Stores

November	$707	$805	(12.1%)	(15.9%)	(19.2%)	(0.6%)

Year-to-date	$6,678	$7,119	(6.2%)	(8.6%)	(11.9%)	4.2%

	11/29/08	12/01/07
Number of stores
Full-line	109	101
Rack and other	60	56

Total	169	157

Gross square footage	21,876,000	20,542,000

[1]	Fiscal 2007 year-to-date total sales results include sales from the company’s domestic Façonnable boutiques through October 31, 2007 and sales from the company’s international and wholesale Façonnable business through August 31, 2007.

[2]	Same-store sales results exclude sales from Façonnable.
Future Reporting Dates
     Nordstrom’s financial release calendar for the next three months is currently planned as follows:

December Sales Release	Thurs., January 8, 2009
January Sales Release	Thurs., February 5, 2009
Fourth Quarter Earnings Release	Mon., February 23, 2009
February Sales Release	Thurs., March 5, 2009

     Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 169 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 109 full-line stores, 56 Nordstrom Racks, two Jeffrey boutiques, and two clearance stores. In addition, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.
     Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including the company’s expected monthly financial results. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to the impact of deteriorating economic and market conditions and the resultant impact on consumer spending patterns, the company’s ability to respond to the business environment and fashion trends, the competitive pricing environment within the retail sector, effective inventory management, the effectiveness of planned advertising, marketing, and promotional campaigns, successful execution of the company’s store growth strategy including the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties, the company’s compliance with applicable banking and related laws and regulations impacting the company’s ability to extend credit to its customers, the company’s compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to the company, successful execution of the company’s multi-channel strategy, the company’s ability to safeguard its brand and reputation, efficient and proper allocation of the company’s capital resources, successful execution of the company’s technology strategy, trends in personal bankruptcies and bad debt write-offs, availability and cost of credit, changes in interest rates, the company’s ability to maintain its relationships with its employees and to effectively train and develop its future leaders, the company’s ability to control costs, risks related to fluctuations in world currencies, weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns, and the timing and amounts of share repurchases by the company. For additional information regarding these and other risk factors, please refer to the company’s SEC reports, including its Form 10-K for the fiscal year ended February 2, 2008. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.
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